Exhibit Item 28(h)(9)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT TIDS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the "Agreement") is made as of this /1""aay of M 't-4 , 2020, by and between Pear Tree Funds, a Massachusetts business trust (the "Trust"), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the "Administrator"). WHEREAS, the Trust is an open-end investment company registered under the 1940 Act (as defmed below) and is authorized to issue Shares; and WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Trust. NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows: 1. Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement: "1933 Act" shall mean the Securities Act of 1933, as amended. "1940 Act" shall mean the Investment Company Act of 1940, as amended. "Authorized Person" shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Trust. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time. "Board" shall mean the Trustees of the Trust acting in accordance with the Declaration of Trust and By-Laws. "By-Laws" shall mean the Trust's By-Laws, including any amendments made thereto. "Commission" shall mean the U.S. Securities and Exchange Commission. "Declaration of Trust" shall mean the Second Amended and Restated Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time. "Fund" shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed Administrator to 1 Exhibit Item 28(h)(9)

provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a "Fund" and such investment portfolios shall collectively be referred to as the "Funds." ,, "Investment Adviser" shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services. "Instructions" shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications from an address reasonably believed to be that of an Authorized Person. "Prospectus" shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto), a copy of which has been actually received by Administrator from the Trust, with respect to which the Trust has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act. "Registration Statement" shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission. "Services" shall mean the administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B. "Shares" shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time. "Shareholder" shall mean a record owner of Shares of each respective Fund. 2. Appointment and Services (a) The Trust hereby appoints Administrator as administrator and fund accountant of the Funds and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Trust and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations regarding the purchase or sale of securities to any party in connection with its Services hereunder. (b) Administrator may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Trust for all such delegated responsibilities in accordance with the terms and 2 conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services. (c) Administrator's duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Trust, any Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services. (d) It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Trust shall identify to Administrator the pricing service(s) to be utilized. The Administrator shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s). For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Trust shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply: (i) Valud securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Administrator and its suppliers, may consistently generate approximations that correspond to actual "Traded" prices of the securities. (ii) Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications. The Trust assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard. (e) Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Administrator for the Trust. To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Trust hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. (f) Any resolution passed by the Board, or any committee of the Board, that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator. 3

(g)Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Trust's attorney, form an attorney-client relationship or require the provision of legal advice. The Trust acknowledges that Administrator's in-house attorneys exclusively represent Administrator and the Trust's legal counsel will provide independent judgment on the Trust's behalf. Because no attorney-client relationship exists between Administrator's in-house attorneys and the Trust, any information provided to the Administrator's in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis. 3. Representations and Deliveries (a) Administrator: The Trust shall deliver or cause the following documents to be delivered to (i) A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by the Secretary of the Trust; (ii) Copies of the Trust's Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith; (iii) A list of each jurisdiction for which the Funds are eligible for sale as of the date of this Agreement. The Trust hereby certifies the accuracy of such list; and (iv) All other documents, records and infonnation that Administrator may reasonably request in order for Administrator to perform the Services hereunder. (b) The Trust represents and warrants to Administrator that: (i) It is a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement. (ii) It is duly registered as an open-end investment company under the 1940 Act. A Registration Statement under the 1933 Act is currently effective and will (iii) remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Funds being offered for sale. (iv) It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained or will timely obtain all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. 4

(c) The Trust shall cause the Trust's officers, trustees, Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Funds and the Trust as necessary and/or appropriate or as requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Funds or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Trust, Investment Adviser or service provider until receipt of written notice thereof from the Trust. (d) The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus. Administrator's monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Trust if it becomes aware of any material non compliance which relates to the Trust. The Administrator shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures. (e) The Trust will notify Administrator of any discrepancy between Administrator and the Trust, including, but not limited to, failing to account for a security position in a Fund's portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy. (f) The Trust agrees that it shall advise Administrator in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto. (g) Administrator represents and warrants to the Trust that: (i) It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement. 5

(ii) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. (iii) Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services. (iv) Administrator shall exercise reasonable care in the performance of the Services. 4. Fees and Expenses (a) As compensation for the performance of the Services, the Trust agrees to pay Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds. Except as may be provided in any amendment to Schedule C hereto, the Trust agrees to pay Administrator's then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement. In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement (other than Schedule C) and Schedule C, the terms of Schedule C shall control. For the purpose of determining fees payable to Administrator, net asset value shall be (b) computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Trust or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable. (c) Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees 6 and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services .agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Trust. (d) The Trust also agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements reasonably incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received. Any new out-of-pocket expenses in excess of $500 must be pre-approved by the Trust. (e) The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the "Due Date"). Except as provided in Schedule C, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option and after its approval, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses. (f) The Trust is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay Administrator's reasonable attorney's fees and court costs if any amounts due Administrator in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust's late payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Trust's default or prevent Administrator from exercising any other rights and remedies available to it. (g) In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges 7 for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date. (h) The Trust acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk. 5. Confidential Information Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds' portfolio holdings, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defmed by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Administrator received the information. In case of any requests or demands for inspection of the records of the Funds, Administrator will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of Administrator or any of its employees, agents or representatives, and information which was already in the possession of Administrator prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement. 6. Limitation of Liability (a) Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Trust, or from any Authorized Person; (ii) any action taken or omission by a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust. (b) Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such 8 performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control. (c) In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. (d) The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement. 7. Indemnification (a) The Trust agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, the "Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, reasonable counsel fees and other expenses of every nature and character ("Losses") which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim"), arising out of or in any way relating to: (i) any action or omission of Administrator except to the extent a Claim resulted from Administrator's willful misfeasance, bad faith, or negligence in the performance of Services hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) Administrator'sreliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Trust, or from any Authorized Person; (iii) any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider (not including Administrator); (iv) Claim that arises the Trust's refusal or failure to comply with the terms of this Agreement, or any solely out of the Trust's gross negligence or misconduct or breach of any representation or warranty of the Trust made herein; and (v) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust. (b) Promptly after receipt by Administrator of notice of the commencement of an investigation, action, claim or proceeding, Administrator shall, if a claim for indemnification in respect thereof is made under this section, notify the Trust in writing of the commencement thereof. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense 9 of any suit brought to enforce any such Loss, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by Administrator, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies Administrator of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust's election. If the Trust does not elect to assume the defense of any such suit, or in case Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and Administrator or any Indemnified Party, the Trust will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Administrator and them. The Trust's indemnification agreement contained in this Section 7 and the Trust's representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Administrator and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Administrator's benefit, to the benefit of each Indemnified Party and their estates and successors. The Trust agrees to promptly notify Administrator of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares. (c) The obligations of the parties under this Section 7 shall indefinitely surviVe the termination of this Agreement. 8. Term (a) This Agreement shall become effective as of the date hereof.This Agreement shall continue in effect for a three-year period beginning on the date of this Agreement (the "Initial Term"). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods (each a "Renewal Term"). (b) In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the "Termination Date") by giving the other party a written notice not less than ninety (90) days' prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Trust, Administrator shall deliver the records of the Trust to the Trust or its successor service provider at the expense of the Trust in a form that is consistent with Administrator's applicable license agreements, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Trust or a Fund(s), and Administrator's agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as 10 the parties may mutually agree. Administrator shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust. 9. Miscellaneous (a) Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing: If to Administrator: UMB Fund Services, Inc. 215 West Galena Street Milwaukee, Wisconsin 53212 Attention: General Counsel If to the Trust: Pear Tree Funds 55 Old Bedford Road Lincoln, Massachusetts 01773 Attention: -------With a Copy to: John Hunt, Esq. Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement. (c) This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. 11

(e) The services of AdnUnistrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies. The captions in the Agreement are included for convenience of reference only, and in no (f) way define or limit any of the provisions hereof or otherwise affect their construction or effect. (g) A copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed or made by or on behalf of the Trust or by them as Trustees or as officers or officer and not individually and the obligations of this Agreement are not binding upon any of them or the Shareholders of the Trust individually but are binding only upon the assets and property of the Trust. All expenses, fees, charges, taxes and liabilities incurred or arising in connection with this Agreement with a particular Fund shall be payable solely out of the assets of that Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. (h) This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of AdnUnistrator and the Trust and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services. (i) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder. G) Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by AdnUnistrator to the Trust hereunder. (k) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. (1) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Trust. [Signature page follows.] 12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

PEAR TREE FUNDS
(the "Trust")

By: Diane Hunt

Name: Diane Hunt

Title: Asst. Treasurer

Date: 3/19/20

Effective May 1, 2020

UMB FUND SERVICES, INC.
("Administrator")

By: M A Quill
Maureen A. Quill
Executive Vice President

Date: 3/20/2020

13

Schedule A to the Administration and Fund Accounting Agreement by and between Pear Tree Funds and UMB Fund Services, Inc. NAMES OF FUNDS Pear Tree Axiom Emerging Markets World Equity Fund Pear Tree Polaris International Opportunities Fund Pear Tree Polaris Foreign Value Fund Pear Tree Polaris Foreign Value Small Cap Fund Pear Tree Polaris Small Cap Fund Pear Tree Quality Fund 14

Schedule B to the Administration and Fund Accounting Agreement by and between Pear Tree Funds and UMB Fund Services, Inc. SERVICES Subject to the direction of and utilizing information provided by the Trust, Investment Adviser, and the Trust's Agents, Administrator will provide the following services: Fund Accounting 1. Cash Processing: a. Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash; b. Maintain cash and position reconciliations with custodian(s) and prime brokers. Investment Accounting and Securities Processing: 2. a. Maintain daily portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s); On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser; On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board of Trustees; On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day; On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each day; Provide the Investment Adviser with standard daily/periodic portfolio reports for each Fund as mutually agreed upon. b. c. d. e. f. 3. General Ledger Accounting and Reconciliation: a. On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Funds' Administrator. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser; Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds' Transfer Agent. Reconcile activity to the transfer agency records; Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party; b. c. 15

d. Maintain and keep current all books and records of the Funds as required by Section 31 ofthe 1940 Act, and the rules thereunder, in connection with the Fund Accountant's duties hereunder. 4. Compute NAV in accordance with Fund procedures for each class of Shares for each Fund: a. Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Funds' Transfer Agent. b. Issue daily reports detailing per share information of each Fund to such persons (including Transfer Agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser. Fund Administration 1. Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund; 2. Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser; [The below Fund Administration services are available as agreed to in writing by the parties but are not included as part of the Services under this Schedule. 1. Coordinate Board activities: a. Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting; Prepare Board reports based on financial and administrative data as requested by the Board Coordinate the preparation of electronic board books for quarterly Board meetings; Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board. b. c. 2. Financial Reporting and Audits: a. Prepare semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement; Draft footnotes to financial statements for approval by the Funds' officers and independent accountants; Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds' independent accountants or examinations by the SEC or other regulatory authorities. b. c. 3. Compliance: a. From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund's compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund's Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund's Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance); 16

b. Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund's Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment. Expenses: 4. a. b. c. d Prepare annual Fund-level and class-level budgets and update on a periodic basis; Coordinate the payment of expenses; Establish accruals and provide to the Funds' Fund Accountant; Provide expense summary reporting as reasonably requested by the Fund. 5. Filings: a. Provide the following for Form N-1A or Form N-2 filings and required updates: i. ii. iii. Preparation of expense table; Performance information; Preparation of shareholder expense transaction and annual fund operating expense examples; and Investment Advisor and trustee fee data. iv. b. Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N pX with the SEC as required; Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Funds; Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC; Compile data, prepare timely notices and file with the SEC pursuant to Rule 24f-2; Prepare and file Form N-Q until the Fund is required to begin filing reports on Form N-PORT; File Rule 17g-1 fidelity bond filing when received from the Funds or broker. Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds; Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser; Assist the Funds during SEC audits, including providing applicable documents from the SEC's document request list; Maintain a regulatory compliance calendar (initially provided by the Fund's CCO) listing various Board approval and SEC filing dates. c. d. e. f g. h. i. j. k. 6. Blue Sky: a. Prepare and file state securities qualification/notice compliance filings, with the advice of the Trust's legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amount to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund's notice permit to increase the offering amount as necessary. 7. 17

a. Daily compliance testing and reporting;
b. Electronic board book portal;
c. FIN 48 documentation and review;
d. Multi-manager reporting;
e. Assisting the Fund in preparing and filing reports that need to be filed in XBRL format;
f. Regulatory Administration
  i. Update annual amendments to the Funds' registration statement
  ii. Coordinate filing of Form 485a/485b and XBRL as agreed to with the Funds
  iii. Assist in completing fidelity bond and D&O/E&O insurance applications
g. Prepare draft minutes for additional Board meetings (beyond standard quarterly Board meetings);
h. Other special projects as agreed to by the parties.]

Tax Administration

1. Prepare income tax and excise tax provision calculations along with the appropriate schedules to support the calculations.
2. Prepare for review by the Fund's independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.
3. Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in financial information, distributions and tax returns.
4. Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.
5. Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).
6. Assist the Fund's independent accountants in the preparation and filing, for execution by the Fund's officers, of all federal income and excise tax returns and the Trust's state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund's custodian or Transfer Agent, subject to review, approval and signature by the Fund's officers and the Fund's independent accountants.
7. Assist in calculating the income and capital gain distributions subject to review and approval by the Fund's officers and the Fund's independent auditors.
8. Prepare calendar year tax information, including qualified dividend income and foreign tax credit amounts and ICI Primary and Secondary Layouts for shareholder tax reporting.
9. Prepare and file Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors.
10. Prepare and file Report of Foreign Bank and Financial Accounts (FBAR), FinCEN Form 114, subject to review and approval by the Fund's officers.

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rnA Forms UMBFS to provide sample forms of (i) Account Agreements, disclosure statements and similar documents and (ii) application forms, transfer forms, beneficiary designation forms and similar documents, together with suggested updates and amendments as such forms, updates and amendments are provided from Convergent Retirement Plan Solutions, LLC, or a similar company which UMBFS has contracted with to provide such documents. The provision of sample forms to the Funds are subject to the following conditions: 1. The sample forms are being provided through UMBFS solely for the convenience of the Funds and with the understanding that neither the Funds nor UMB Bank, N.A. have reviewed the forms and neither UMBFS nor UMB Bank, N.A. shall have any responsibility or liability for such forms and the compliance thereof with all applicable laws, rules and regulations, as amended from time to time. The Funds agree not to materially alter any information provided by UMBFS relating to the sample forms. UMB Bank, N.A. acts as IRA custodian for the Funds. UMBFS continues to contract with Convergent Retirement Plan Solutions, LLC or a similar company to provide the service. Upon termination of the IRA Forms services, the Funds agree to cease their use of any forms provided by UMBFS 2. 3. 4. 5. 19

Schedule C to the Administration and Fund Accounting Agreement by and between Pear Tree Funds and UMB Fund Services, Inc. FEES Annual Net Asset-Based Fees (per complex)* • • • First $2 billion in assets Next $2 billion Assets over 4 billion 0.60 basis points, plus 0.50 basis points, plus 0.40 basis points, plus For more complex or alternative investment funds (long-short, swaps, etc.) add 2 basis points to each breakpoint fee. Master-feeder funds customized pricing. and funds that are hedged (i.e., more than 10%) require *Subject to: Annual Minimum Fee • Per portfolio -first two portfolios • Each additional portfolio $35,000 $30,000 Minimum fees are aggregated and applied pro-rata across all funds. Multi-Class Fee Per class, per month $250 Multi-Manager Fee • Per manager, per year-first two managers • Each additional manager, per year $15,000 $12,000 EDGAR Project Fees UMB Fund Services works with a third-party vendor to EDGARize the following forms and corresponding documents. Services include: • • • Serve as liaison with client and vendor to produce draft filings Produce filing forms Distribute filing drafts to all appropriate parties for review; coordinate consolidated revisions as needed Upon client's final approval, instruct vendor to file by the SEC's deadline • Fees are the lesser of the "By Filing" amount or the "By Page Length" amount: By Filing: 20

■ Annual Registration 485	$200
■ Follow-up Annual 497	$50
■ N-CSR and N-CSR/S	$150
■ Quarterly N-Q	$100
■ Registration Fees 24f-2	$50
■ 497j	$50
■ N-PX	$200
■ 40-17G	$200
■ Correspondence	$50
■ Other	charged by page length

By Page Length:

■ Up to 10 pages total	$50
■ 11–20 pages total	$100
■ 21–50 pages total	$150
■ 51+ pages total	$200

Annual Documents Fee: $675*

- Covers Account Agreements and forms for any or all of the following:
  - Traditional IRA, Roth IRA, Simple IRA, Coverdell Educational Savings Account and/or 403(b).

  *****UMBFS agrees to waive this fee through the Initial Term. This is a pass-through cost and is subject to change thereafter.*

Special Projects and Services $175/hour

Out-of-Pocket Expenses and Other Related Expenses

Out-of-pocket expenses include but are not limited to portfolio pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); photocopying; binders; dividers; color copies; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney's fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of Administrator in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with current pricing schedule. Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems. Other expenses will be charged in accordance with the Administrator's current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to CCH, NASDAQ and IDC pricing and other security information services).

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by

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reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor. Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis. 22